Exhibit 99.1

Newmont Announces First Quarter 2018 Results

DENVER--(BUSINESS WIRE)--April 26, 2018--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced first quarter 2018 results.

  Net income: Delivered GAAP net income from continuing operations attributable to stockholders of $170 million or $0.32 per diluted share; delivered adjusted net income1 of $185 million or $0.35 per diluted share, up 35 percent compared to the prior year quarter
  EBITDA: Generated $644 million in adjusted EBITDA2, up 12 percent from the prior year quarter
  Cash flow: Reported consolidated cash flow from continuing operations of $266 million and free cash flow3 of $35 million
  Gold costs applicable to sales (CAS)4: Reported CAS of $748 per ounce, in-line with the Company’s full year guidance
  Gold all-in sustaining costs (AISC)5: Reported AISC of $973 per ounce, in-line with the Company’s full year guidance
  Attributable gold production: Produced 1.21 million ounces of gold, with no change to the Company’s full year guidance
  Portfolio improvements: Approved plans to begin the Yanacocha Sulfides feasibility study and added Chaquicocha Oxides as a new project in Peru; progressed Long Canyon Phase 2 in Nevada to pre-feasibility study; advanced Ahafo North in Ghana to definitive feasibility study; commenced development of Tanami Power Project in Australia
  Financial strength: Ended the quarter with net debt under $1.0 billion and $3.1 billion cash on hand; an industry-leading balance sheet with investment-grade credit profile; and a first quarter dividend declared of $0.14 per share, an increase of 180 percent over the prior year quarter
  Outlook: Maintained corporate-level production, cost and capital outlook for 2018

“Newmont delivered solid operating and financial results in the first quarter. Costs and production remained in line with guidance, and our next generation of profitable mines – Ahafo North, Yanacocha Sulfides and Long Canyon Phase 2 – advanced on schedule to the next stage of development study. We also generated $644 million in adjusted EBITDA and declared a dividend of $0.14 per share, nearly three times higher than prior year quarter,” said Gary J. Goldberg, President and Chief Executive Officer. “This performance is overshadowed, however, by a tragic construction accident at our Ahafo Mill Expansion that resulted in six fatalities. Production has recommenced at Ahafo and Akyem but civil construction at the Ahafo Mill Expansion project will remain suspended until we and the authorities are satisfied that work can resume safely. In the meantime, our priorities are to support the people who lost loved ones in the accident and cooperate with authorities to investigate its causes, and, with great humility and resolve, to renew our commitment to working safely.”

First Quarter 2018 Summary Results

Net income (loss) from continuing operations attributable to Newmont stockholders of $170 million or $0.32 per diluted share, an increase of $100 million from the prior year quarter primarily due to higher average realized gold prices.

Adjusted net income was $185 million or $0.35 per diluted share, compared to $136 million or $0.26 per diluted share in the prior year quarter; favorable pricing was partially offset by lower production and higher CAS. The adjustments to net income of $0.03 related to restructuring, valuation allowances and other tax adjustments.

Revenue rose eight percent to $1.8 billion for the quarter from higher realized gold price.

Average realized price6 for gold was $1,326, an improvement of $107 per ounce over the prior year quarter; average realized price for copper was $2.88 per pound, an improvement of $0.20 over the prior year quarter.

Attributable gold production decreased two percent to 1.21 million ounces from lower leach activity at Yanacocha, lower grade and scheduled maintenance at Boddington, and lower grade and reduced recovery at CC&V associated with the stockpiling of concentrate for shipment to Nevada, partially offset by improved production from Merian, Tanami, Carlin and Ahafo.

Gold CAS rose seven percent to $982 million for the quarter. Gold CAS per ounce rose to $748 for the quarter due to higher oil prices, higher mill maintenance costs at Boddington, and higher stockpile and leach pad inventory adjustments. These impacts were partially offset by increased sales.

Gold AISC rose eight percent to $973 per ounce for the quarter on higher CAS and increased advanced projects and exploration expense.

Attributable copper production from Phoenix and Boddington decreased eight percent to 12,000 tonnes for the quarter. Copper CAS totaled $47 million for the quarter. Copper CAS was $1.74 per pound, a 16 percent increase over the prior year quarter due to changes in gold-copper cost allocation at Boddington. Copper AISC for the quarter rose 17 percent to $2.07 per pound on higher CAS.

Capital expenditures7 increased by 28 percent from the prior year quarter to $231 million from growth projects including Quecher Main, Subika Underground, and the Ahafo Mill expansion.

Consolidated operating cash flow from continuing operations fell 29 percent from the prior year quarter to $266 million on higher working capital outflows. Free cash flow decreased $162 million to $35 million for the quarter from lower operating cash flow and higher investment in growth projects.

Balance sheet ended the quarter with $3.1 billion cash on hand, a leverage ratio of 0.4x net debt to adjusted EBITDA and one of the best credit ratings in the mining sector. The Company is committed to maintaining an investment-grade credit profile.

Projects update

Newmont’s capital-efficient project pipeline supports stable production with improving margins and mine life. Near-term development capital projects are presented below. Funding for Subika Underground, Ahafo Mill Expansion, Twin Underground, Quecher Main and Tanami Power projects has been approved and these projects are in execution. Additional projects represent incremental improvements to production and cost guidance. Internal rates of return (IRR) on these projects are calculated at a $1,200 gold price.

  Subika Underground (Africa) leverages existing infrastructure and an optimized approach to develop Ahafo’s most promising underground resource. First production was achieved in June 2017 with commercial production expected in the second half of 2018. The project is expected to increase average annual gold production by between 150,000 and 200,000 ounces per year for the first five years beginning in 2019 with an initial mine life of approximately 11 years. Capital costs for the project are estimated at between $160 and $200 million with expenditure of between $80 and $90 million in 2018. The project has an IRR of more than 20 percent.
  Ahafo Mill Expansion (Africa) is designed to maximize resource value by improving production margins and accelerating stockpile processing. The project also supports profitable development of Ahafo’s highly prospective underground resources. First production is expected in the first half of 2019 with commercial production expected in the second half of 2019. The expansion is expected to increase average annual gold production by between 75,000 and 100,000 ounces per year for the first five years beginning in 2020. Capital costs for the project are estimated at between $140 and $180 million with expenditure of approximately $75 to $85 million in 2018. The project has an IRR of more than 20 percent.

  Together the Ahafo expansion projects (Ahafo Mill Expansion and Subika Underground) improve Ahafo’s production to between 550,000 and 650,000 ounces per year for the first five full years of production (2020 to 2024). During this period Ahafo’s CAS is expected to be between $650 and $750 per ounce and AISC is expected to be between $800 and $900 per ounce. This represents average production improvement of between 200,000 and 300,000 ounces at CAS improvement of between $150 and $250 per ounce and AISC improvement of $250 to $350 per ounce, compared to 2016 actuals.
  Twin Underground (North America) is a portal mine beneath Twin Creek’s Vista surface mine with similar mineralization. First production was achieved in August 2017 with commercial production expected mid-2018. The expansion is expected to average between 30,000 and 40,000 ounces per year for the first five years (2018 to 2022). During this period CAS is expected to be between $525 and $625 per ounce and AISC between $650 and $750 per ounce. Capital costs are expected to be between $45 and $55 million with expenditure of $15 to $25 million in 2018. The project IRR is expected to be about 20 percent.
  Quecher Main (South America) will add oxide production at Yanacocha, leverage existing infrastructure and enable potential future growth at Yanacocha. First production is expected in early 2019 with commercial production in the fourth quarter of 2019. Quecher Main extends the life of the Yanacocha operation to 2027 with average annual gold production of approximately 200,000 ounces per year between 2020 and 2025 (100 percent basis). During the same period incremental CAS is expected to be between $750 and $850 per ounce and AISC between $900 and $1,000 per ounce. Capital costs for the project are expected to be between $250 and $300 million with expenditure of $80 to $90 million in 2018. The project IRR is expected to be greater than 10 percent.
  Tanami Power (Australia) will lower Tanami power costs by approximately 20 percent beginning in 2019, mitigate fuel supply risk and reduce carbon emissions by 20 percent. The project includes a 450 kilometer natural gas pipeline to be constructed connecting the Tanami site to the Amadeus Gas Pipeline, and construction and operation of two on-site power stations. The gas supply, gas transmission and power purchase agreements are for a 10 year term with options to extend. The project is expected to result in net cash savings of approximately $34 per ounce beginning in 2019. Capital costs are estimated at between $225 and $275 million with annual cash lease payments over a 10 year term beginning in 2019 with approximately $10 million of owner’s costs paid in 2018. The project IRR is expected to be greater than 50 percent at $0.75 AUD.

Outlook

Newmont’s outlook reflects stable gold production and ongoing investment in its operating assets and most promising growth prospects. Newmont does not include development projects that have not yet been funded or reached execution stage in its outlook, which represents upside to production and cost guidance.

Attributable gold production remains unchanged at between 4.9 and 5.4 million ounces in 2018 and 2019. Longer term production is expected to remain stable at between 4.6 and 5.1 million ounces per year through 2022 excluding development projects which have yet to be approved.

  North America production remains unchanged at between 2.0 and 2.2 million ounces in 2018. Production declines slightly in 2019 to between 1.8 and 2.0 million ounces due to planned stripping at Carlin and then increases to between 1.9 and 2.1 million ounces in 2020 due to higher grades at Twin Creeks, Cripple Creek & Victor and Long Canyon. The Company continues to pursue profitable growth opportunities at Carlin and Long Canyon.
  South America production remains unchanged at between 615,000 and 675,000 ounces in 2018. Production is expected to be between 590,000 and 690,000 ounces in 2019 with the addition of Quecher Main and between 475,000 and 575,000 ounces per year in 2020 as Yanacocha laybacks are mined out and Merian transitions from saprolite to hard rock. The Company continues to advance near-mine growth opportunities at Merian and both oxide and sulfide potential at Yanacocha.
  Australia production remains unchanged at between 1.5 and 1.7 million ounces in 2018. Production is expected to be between 1.4 and 1.6 million ounces in 2019 and 2020. In 2020, Boddington completes stripping and accesses higher grade ore which offsets the impact of processing lower grade stockpiles at KCGM. The Company continues to advance studies for a second expansion at Tanami.
  Africa production remains unchanged at between 815,000 and 875,000 ounces in 2018. Production is expected to be between 1.1 and 1.2 million ounces in 2019 as the Ahafo Mill expansion reaches commercial production and between 880,000 and 980,000 ounces in 2020 as both Ahafo and Akyem reach lower open pit grade. The company continues to advance the Ahafo North project and other prospective surface and underground opportunities.

Gold cost outlook – CAS remains unchanged at between $700 and $750 per ounce in 2018. CAS is expected to be between $620 and $720 per ounce for 2019 and between $650 and $750 per ounce longer term through 2022. AISC remains unchanged at between $965 and $1,025 per ounce in 2018. AISC is expected to be between $870 and $970 per ounce in 2019 and longer-term through 2022. Further Full Potential savings and profitable ounces from projects that are not yet approved represent additional upside not currently captured in guidance.

  North America CAS improved to be between $730 and $780 per ounce in 2018 due to expected concentrate recovery improvements and higher recoverable leach ounces at CC&V. CAS is expected to be between $680 and $780 per ounce in 2019 and between $655 and $755 per ounce in 2020 on higher production at Twin Creeks, Cripple Creek & Victor and Long Canyon. AISC has improved to be between $920 and $955 per ounce in 2018 on improved unit CAS. AISC is expected to be between $870 and $970 per ounce in 2019 and between $825 and $925 in 2020.
  South America CAS improved to be between $675 and $735 per ounce in 2018 due to mill feed optimization at Yanacocha. CAS is expected to be between $560 and $660 per ounce in 2019 as Quecher Main reaches commercial production and be between $690 and $790 per ounce in 2020. AISC improved to be between $925 and $1,025 per ounce in 2018 on lower unit CAS. AISC is expected to be between $810 and $910 per ounce in 2019 on improved unit CAS and be between $970 and $1,070 per ounce in 2020.
  Australia CAS remains unchanged at between $675 and $725 per ounce in 2018. CAS is expected to be between $670 and $770 per ounce in 2019 and 2020. AISC remains unchanged at between $830 and $890 per ounce in 2018. AISC is expected to be between $840 and $940 per ounce in 2019 and 2020.
  Africa CAS remains unchanged at between $680 and $730 per ounce in 2018. CAS is expected to be between $520 and $620 per ounce in 2019 and between $610 and $710 per ounce in 2020. AISC remains unchanged at between $865 and $925 per ounce in 2018. AISC is expected to be between $700 and $800 per ounce in 2019 as the Ahafo Mill expansion reaches commercial production and between $775 and $875 per ounce in 2020.

Copper – Attributable production remains unchanged at between 40,000 and 60,000 tonnes in 2018 and 2019, increasing to between 45,000 and 65,000 tonnes longer term through 2022 as Phoenix moves into higher copper zones. CAS remains unchanged at between $1.65 and $1.85 per pound in 2018. CAS is expected to be between $1.80 and $2.20 per pound in 2019 before falling to between $1.40 and $1.80 per pound longer term as Phoenix moves into higher copper zones. AISC remains unchanged at between $2.00 and $2.20 per pound in 2018. AISC is expected to be between $2.25 and $2.55 per pound in 2019 and between $1.80 and $2.10 per pound longer term.

Capital – Total capital remains unchanged at between $1,200 and $1,300 million for 2018 and is expected to remain between $730 and $830 million for 2019. Primary development capital includes expenditure on the Ahafo Mill and Subika Underground expansions in Africa, Twin Underground in North America and Quecher Main in South America and Tanami Power Project. Sustaining capital remains unchanged at between $600 and $700 million in 2018, between $600 and $700 million for 2019 and between $550 and $650 million per year longer term to cover infrastructure, equipment and ongoing mine development.

Consolidated expense outlook – Interest expense for 2018 remains unchanged at between $175 and $215 million while investment in exploration and advanced projects remains unchanged at between $350 and $400 million. 2018 outlook for general & administrative costs remains unchanged at between $215 and $240 million and guidance for depreciation and amortization remains unchanged at between $1,225 and $1,325 million.

Assumptions and sensitivities – Newmont’s outlook assumes $1,200 per ounce gold price, $2.50 per pound copper price, $0.75 USD/AUD exchange rate and $55 per barrel WTI oil price. A $100 per ounce increase in gold price would deliver an expected $335 million improvement in attributable free cash flow. Similarly, a $10 per barrel reduction in the price of oil and a $0.05 favorable change in the Australian dollar would deliver an expected $25 million and $45 million improvement in attributable free cash flow, respectively. These estimates exclude current hedge programs; please refer to Newmont’s Form 10-Q which was filed with the SEC on April 26, 2018 for further information on hedging positions.

___________________________________________________
[1]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[2]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[3]	Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[4]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[5]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[6]	Non-GAAP measure. See end of this release for reconciliation to Sales.
[7]	Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.

2018 Outlook[a]

										Consolidated
										All-in			Consolidated
	Consolidated			Attributable			Consolidated			Sustaining			Total Capital
	Production			Production			CAS			Costs[b]			Expenditures
	(Koz, Kt)			(Koz, Kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	950	–	1,015	950	–	1,015	775	–	825	980	–	1,040	155	–	190
Phoenix[c]	210	–	230	210	–	230	810	–	860	990	–	1,050	20	–	30
Twin Creeks[d]	315	–	345	315	–	345	700	–	750	875	–	925	80	–	100
CC&V	345	–	395	345	–	395	670	–	725	800	–	860	30	–	40
Long Canyon	130	–	170	130	–	170	510	–	560	605	–	655	10	–	20
Other North America													10	–	20
Total	2,010	–	2,170	2,010	–	2,170	730	–	780	920	–	995	300	–	380

South America
Yanacocha[e]	470	–	545	240	–	280	885	–	925	1,125	–	1,175	110	–	140
Merian[e]	485	–	540	365	–	405	455	–	495	580	–	630	55	–	95
Other South America
Total	970	–	1,070	615	–	675	675	–	735	925	–	1,025	170	–	230

Australia
Boddington	665	–	715	665	–	715	820	–	870	950	–	1,000	60	–	75
Tanami	440	–	515	440	–	515	535	–	605	705	–	775	300[i]	–	380[i]
Kalgoorlie[f]	350	–	400	350	–	400	640	–	690	750	–	800	20	–	30
Other Australia													5	–	15
Total	1,530	–	1,670	1,530	–	1,670	675	–	725	830	–	890	400[i]	–	480[i]

Africa
Ahafo	435	–	465	435	–	465	710	–	765	875	–	955	195	–	240
Akyem	380	–	410	380	–	410	640	–	680	765	–	815	30	–	40
Other Africa
Total	815	–	875	815	–	875	680	–	730	865	–	925	225	–	275

Corporate/Other													10	–	15
Total Gold[g]	5,300	–	5,800	4,900	–	5,400	700	–	750	965	–	1,025	1,200	–	1,300

Phoenix	10	–	20	10	–	20	1.50	–	1.70	1.85	–	2.05
Boddington	30	–	40	30	–	40	1.75	–	1.95	2.05	–	2.25
Total Copper	40	–	60	40	–	60	1.65	–	1.85	2.00	–	2.20

2018 Consolidated Expense Outlook[h]
General & Administrative	$215	–	$240
Interest Expense	$175	–	$215
Depreciation and Amortization	$1,225	–	$1,325
Advanced Projects & Exploration	$350	–	$400
Sustaining Capital	$600	–	$700
Tax Rate	28%	–	34%
[a]

2018 Outlook in the table above are considered “forward-looking statements” and are based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2018 Outlook assumes $1,200/oz Au, $2.50/lb Cu, $0.75 USD/AUD exchange rate and $55/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. See cautionary note at the end of the release.

[b]

All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric defined as the sum of costs applicable to sales (including all direct and indirect costs related to current production incurred to execute on the current mine plan), reclamation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital. See reconciliation at the end of this release.

[c]	Includes Lone Tree operations.
[d]	Includes TRJV operations shown on a pro-rata basis with a 25% ownership interest.
[e]

Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site; attributable production represents a 54.05% interest for Yanacocha and a 75% interest for Merian.

[f]	Both consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
[g]	Production outlook does not include equity production from stakes in TMAC (28.76%) or La Zanja (46.94%).
[h]

Consolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments.

[i]	Includes $225-$275M for a capital lease related to the Tanami Power Project paid over a 10 year term beginning in 2019.

	Three Months Ended March 31,
Operating Results	2018	2017	% Change
Attributable Sales (koz, kt)
Attributable gold ounces sold	1,231	1,229	-%
Attributable copper tonnes sold	12	12	-%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,326	$1,219	9%
Average realized copper price	$2.88	$2.68	7%

Attributable Production (koz, kt)
North America	490	504	(3)%
South America	144	150	(4)%
Australia	366	360	2%
Africa	209	220	(5)%
Total Gold	1,209	1,234	(2)%

North America	3	4	(25)%
Australia	9	9	-%
Total Copper	12	13	(8)%

CAS Consolidated ($/oz, $/lb)
North America	$765	$767	—%
South America	$782	$652	20%
Australia	$707	$651	9%
Africa	$746	$624	20%
Total Gold	$748	$691	8%
Total Gold (by-product)	$725	$667	9%

North America	$1.88	$1.80	4%
Australia	$1.68	$1.31	28%
Total Copper	$1.74	$1.50	16%

AISC Consolidated ($/oz, $/lb)
North America	$944	$953	(1)%
South America	$999	$852	17%
Australia	$855	$776	10%
Africa	$904	$751	20%
Total Gold	$973	$900	8%
Total Gold (by-product)	$957	$881	9%

North America	$2.17	$2.10	3%
Australia	$2.03	$1.56	30%
Total Copper	$2.07	$1.77	17%

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended
	March 31,
	2018	2017

Sales	$1,817	$1,690

Costs and expenses
Costs applicable to sales (1)	1,029	957
Depreciation and amortization	301	300
Reclamation and remediation	28	29
Exploration	40	36
Advanced projects, research and development	34	26
General and administrative	59	55
Other expense, net	11	17
	1,502	1,420
Other income (expense):
Other income, net	21	(9)
Interest expense, net	(53)	(67)
	(32)	(76)
Income (loss) before income and mining tax and other items	283	194
Income and mining tax benefit (expense)	(105)	(111)
Equity income (loss) of affiliates	(9)	(2)
Net income (loss) from continuing operations	169	81
Net income (loss) from discontinued operations	22	(23)
Net income (loss)	191	58
Net loss (income) attributable to noncontrolling interests	1	(11)
Net income (loss) attributable to Newmont stockholders	$192	$47

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$170	$70
Discontinued operations	22	(23)
	$192	$47
Net income (loss) per common share
Basic:
Continuing operations	$0.32	$0.13
Discontinued operations	0.04	(0.04)
	$0.36	$0.09
Diluted:
Continuing operations	$0.32	$0.13
Discontinued operations	0.04	(0.04)
	$0.36	$0.09

Cash dividends declared per common share	$0.140	$0.050

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended
	March 31,
	2018	2017
Operating activities:
Net income (loss)	$191	$58
Adjustments:
Depreciation and amortization	301	300
Stock-based compensation	19	16
Reclamation and remediation	26	28
Loss (income) from discontinued operations	(22)	23
Deferred income taxes	10	57
Write-downs of inventory and stockpiles and ore on leach pads	82	43
Other operating adjustments	10	36
Net change in operating assets and liabilities	(351)	(184)
Net cash provided by (used in) operating activities of continuing operations	266	377
Net cash provided by (used in) operating activities of discontinued operations (1)	(3)	(6)
Net cash provided by (used in) operating activities	263	371
Investing activities:
Additions to property, plant and mine development	(231)	(180)
Proceeds from sales of investments	—	19
Other	(5)	3
Net cash provided by (used in) investing activities	(236)	(158)
Financing activities:
Dividends paid to common stockholders	(76)	(27)
Repurchase of common stock	(64)	—
Payments for withholding of employee taxes related to stock-based compensation	(39)	(13)
Funding from noncontrolling interests	32	21
Distributions to noncontrolling interests	(31)	(32)
Other	(1)	(1)
Net cash provided by (used in) financing activities	(179)	(52)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	1
Net change in cash, cash equivalents and restricted cash	(152)	162
Cash, cash equivalents and restricted cash at beginning of period	3,298	2,782
Cash, cash equivalents and restricted cash at end of period	$3,146	$2,944

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$3,111	$2,919
Restricted cash included in Other current assets	1	1
Restricted cash included in Other noncurrent assets	34	24
Total cash, cash equivalents and restricted cash	$3,146	$2,944
(1)

Net cash provided by (used in) operating activities of discontinued operations includes $(3) and $(3) related to the Holt royalty obligation and $- and $(3) related to closing costs for the sale of Batu Hijau, all of which were paid out of Cash and cash equivalents held for use for the three months ended March 31, 2018 and 2017, respectively.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At March 31,	At December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$3,111	$3,259
Trade receivables	211	124
Other accounts receivables	119	113
Investments	59	62
Inventories	657	679
Stockpiles and ore on leach pads	640	676
Other current assets	141	153
Current assets	4,938	5,066
Property, plant and mine development, net	12,311	12,338
Investments	273	280
Stockpiles and ore on leach pads	1,897	1,848
Deferred income tax assets	500	549
Other non-current assets	564	565
Total assets	$20,483	$20,646

LIABILITIES
Debt	$7	$4
Accounts payable	331	375
Employee-related benefits	220	309
Income and mining taxes payable	216	248
Other current liabilities	407	462
Current liabilities	1,181	1,398
Debt	4,088	4,061
Reclamation and remediation liabilities	2,358	2,345
Deferred income tax liabilities	596	595
Employee-related benefits	394	386
Other non-current liabilities	311	342
Total liabilities	8,928	9,127

EQUITY
Common stock	857	855
Treasury stock	(69)	(30)
Additional paid-in capital	9,576	9,592
Accumulated other comprehensive income (loss)	(169)	(292)
Retained earnings	380	410
Newmont stockholders' equity	10,575	10,535
Noncontrolling interests	980	984
Total equity	11,555	11,519
Total liabilities and equity	$20,483	$20,646

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended
	March 31,
	2018	2017
Net income (loss) attributable to Newmont stockholders	$192	$47
Net loss (income) attributable to Newmont stockholders from discontinued operations (1)	(22)	23
Net income (loss) attributable to Newmont stockholders from continuing operations	170	70
Restructuring and other, net (2)	5	6
Loss (gain) on asset and investment sales, net (3)	—	(2)
Reclamation and remediation charges (4)	—	3
Impairment of long-lived assets, net (5)	—	2
Acquisition cost adjustments (6)	—	2
Tax effect of adjustments (7)	(2)	(4)
Valuation allowance and other tax adjustments (8)	12	59
Adjusted net income (loss)	$185	$136

Net income (loss) per share, basic (9)	$0.36	$0.09
Net loss (income) attributable to Newmont stockholders from discontinued operations	(0.04)	0.04
Net income (loss) attributable to Newmont stockholders from continuing operations	0.32	0.13
Restructuring and other, net	0.01	0.01
Loss (gain) on asset and investment sales, net	—	—
Reclamation and remediation charges	—	0.01
Impairment of long-lived assets, net	—	—
Acquisition cost adjustments	—	—
Tax effect of adjustments	—	(0.01)
Valuation allowance and other tax adjustments	0.02	0.12
Adjusted net income (loss) per share, basic	$0.35	$0.26

Net income (loss) per share, diluted (9)	$0.36	$0.09
Net loss (income) attributable to Newmont stockholders from discontinued operations	(0.04)	0.04
Net income (loss) attributable to Newmont stockholders from continuing operations	0.32	0.13
Restructuring and other, net	0.01	0.01
Loss (gain) on asset and investment sales, net	—	—
Reclamation and remediation charges	—	0.01
Impairment of long-lived assets, net	—	—
Acquisition cost adjustments	—	—
Tax effect of adjustments	—	(0.01)
Valuation allowance and other tax adjustments	0.02	0.12
Adjusted net income (loss) per share, diluted	$0.35	$0.26

Weighted average common shares (millions):
Basic	534	532
Diluted	535	533
(1)

Net loss (income) attributable to Newmont stockholders from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $4 and $(13), respectively, and (ii) adjustments to our Batu Hijau Contingent Consideration, presented net of tax expense (benefit) of $1 and $-, respectively.

(2)

Restructuring and other, net, included in Other expense, net, primarily represents certain costs associated with severance and legal settlements. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(1) and $(1), respectively.

(3)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents gains or losses on various asset sales. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(1) and $-, respectively.

(4)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations or other non-operating mine sites.

(5)

Impairment of long-lived assets, net, included in Other expense, net, represents non-cash write-downs of long-lived assets. Amounts are presented net of income (loss) attributable to noncontrolling interests of $- and $(1), respectively.

(6)

Acquisition cost adjustments, included in Other expense, net, represent net adjustments to the contingent consideration and related liabilities associated with the acquisition of the final 33.33% interest in Boddington in June 2009.

(7)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (6), as described above, and are calculated using the applicable regional tax rate.

(8)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. The adjustment in 2018 is due to increases in tax credit carryovers subject to valuation allowance of $5, increases to net operating loss and other deferred tax assets subject to valuation allowance at Yanacocha of $11 and other tax adjustments of $1. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(5). The adjustment in 2017 is due to increases in tax credit carryovers subject to valuation allowance of $69, partially offset by other tax adjustments of $10.

(9)	Per share measures may not recalculate due to rounding.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended
	March 31,
	2018	2017
Net income (loss) attributable to Newmont stockholders	$192	$47
Net income (loss) attributable to noncontrolling interests	(1)	11
Net loss (income) from discontinued operations (1)	(22)	23
Equity loss (income) of affiliates	9	2
Income and mining tax expense (benefit)	105	111
Depreciation and amortization	301	300
Interest expense, net	53	67
EBITDA	$637	$561
Adjustments:
Restructuring and other (2)	$6	$7
Loss (gain) on asset and investment sales (3)	1	(2)
Reclamation and remediation charges (4)	—	3
Impairment of long-lived assets (5)	—	3
Acquisition cost adjustments (6)	—	2
Adjusted EBITDA	$644	$574
(1)	Net loss (income) from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $4 and $(13), respectively, and (ii) adjustments to our Batu Hijau Contingent Consideration, presented net of tax expense (benefit) of $1 and $-, respectively.
(2)	Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance and legal settlements.
(3)	Loss (gain) on asset and investment sales, included in Other income, net, primarily represents gains or losses on various asset sales.
(4)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations or other non-operating mine sites.

(5)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.
(6)

Acquisition cost adjustments, included in Other expense, net, represent net adjustments to the contingent consideration and related liabilities associated with the acquisition of the final 33.33% interest in Boddington in June 2009.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended
	March 31,
	2018	2017
Net cash provided by (used in) operating activities	$263	$371
Less: Net cash used in (provided by) operating activities of discontinued operations	3	6
Net cash provided by (used in) operating activities of continuing operations	266	377
Less: Additions to property, plant and mine development	(231)	(180)
Free Cash Flow	$35	$197

Net cash provided by (used in) investing activities (1)	$(236)	$(158)
Net cash provided by (used in) financing activities	$(179)	$(52)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended
	March 31,
	2018	2017
Costs applicable to sales (1)	$982	$918
Gold sold (thousand ounces)	1,312	1,328
Costs applicable to sales per ounce (2)	$748	$691

(1)	Includes by-product credits of $13 and $10 during the three months ended March 31, 2018 and 2017, respectively.
(2)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per pound

	Three Months Ended
	March 31,
	2018	2017
Costs applicable to sales (1)	$47	$39
Copper sold (million pounds)	27	26
Costs applicable to sales per pound (2)	$1.74	$1.50
(1)	Includes by-product credits of $1 and $1 during the three months ended March 31, 2018 and 2017, respectively.
(2)	Per pound measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of copper at our Phoenix and Boddington mines. The copper CAS at those mine sites is disclosed in Note 4 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix and Boddington mines is based upon the relative sales value of gold and copper produced during the period.

Reclamation costs. Includes accretion expense related to Reclamation liabilities and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the Reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to increase or enhance current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less the amount attributable to the production of copper at our Phoenix and Boddington mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Condensed Consolidated Statements of Operations.

Sustaining capital. We determined sustaining capital as those capital expenditures that are necessary to maintain current production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance production or reserves, are generally considered non-sustaining or development capital. We determined the classification of sustaining and development capital projects based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
March 31, 2018	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb (8)
Gold
Carlin	$199	$3	$4	$2	$—	$—	$30	$238	229	$1,039
Phoenix	62	1	1	1	—	2	5	72	77	933
Twin Creeks	64	1	2	—	1	—	5	73	83	885
Long Canyon	16	1	—	—	—	—	2	19	44	428
CC&V	39	—	2	—	—	—	9	50	62	804
Other North America	—	—	13	—	1	—	2	16	—	—
North America	380	6	22	3	2	2	53	468	495	944

Yanacocha	114	10	6	—	1	—	6	137	107	1,276
Merian	67	—	3	—	—	—	9	79	125	639
Other South America	—	—	11	3	1	—	—	15	—	—
South America	181	10	20	3	2	—	15	231	232	999

Boddington	128	2	—	—	—	5	13	148	160	926
Tanami	76	1	5	—	1	—	12	95	126	750
Kalgoorlie	60	1	3	—	—	—	8	72	88	824
Other Australia	—	—	3	2	(1)	—	1	5	—	—
Australia	264	4	11	2	—	5	34	320	374	855

Ahafo	90	1	2	—	—	—	7	100	104	960
Akyem	67	6	—	—	1	—	10	84	107	783
Other Africa	—	—	6	2	—	—	—	8	—	—
Africa	157	7	8	2	1	—	17	192	211	904

Corporate and Other	—	—	13	49	—	—	4	66	—	—
Total Gold	$982	$27	$74	$59	$5	$7	$123	$1,277	1,312	$973

Copper
Phoenix	$16	$—	$—	$—	$—	$—	$2	$18	8	2.17
Boddington	31	1	—	—	—	3	3	38	19	2.03
Total Copper	$47	$1	$—	$—	$—	$3	$5	$56	27	$2.07

Consolidated	$1,029	$28	$74	$59	$5	$10	$128	$1,333
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $14 and excludes co-product copper revenues of $78.
(3)	Includes stockpile and leach pad inventory adjustments of $21 at Carlin, $12 at Twin Creeks, $18 at Yanacocha, $15 at Ahafo and $13 at Akyem.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $15 and $13, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $10 and $3, respectively.
(5)

Advanced projects, research and development and Exploration of $3 at Carlin, $6 at Long Canyon, $4 at Yanacocha, $1 at Tanami, $2 at Ahafo and $3 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for restructuring and other costs of $6.
(7)	Excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $103. The following are major development projects: Twin Creeks underground, Quecher main, Merian, Tanami expansions, Subika and Ahafo mill expansions.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
March 31, 2017	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb (8)
Gold
Carlin	$208	$1	$3	$1	$—	$—	$48	$261	217	$1,203
Phoenix	44	1	1	—	—	3	4	53	46	1,152
Twin Creeks	50	1	2	1	—	—	7	61	84	726
Long Canyon	12	—	—	—	—	—	1	13	32	406
CC&V	75	1	4	—	—	—	4	84	128	656
Other North America	—	—	8	—	1	—	2	11	—	—
North America	389	4	18	2	1	3	66	483	507	953

Yanacocha	119	13	2	1	1	—	11	147	148	993
Merian	48	—	4	—	—	—	4	56	108	519
Other South America	—	—	12	3	—	—	—	15	—	—
South America	167	13	18	4	1	—	15	218	256	852

Boddington	122	2	—	—	1	4	13	142	184	772
Tanami	50	—	—	—	—	—	10	60	76	789
Kalgoorlie	52	1	2	—	—	—	4	59	84	702
Other Australia	—	—	4	2	—	—	—	6	—	—
Australia	224	3	6	2	1	4	27	267	344	776

Ahafo	76	2	2	—	—	—	7	87	94	926
Akyem	62	3	—	—	1	—	6	72	127	567
Other Africa	—	—	6	1	—	—	—	7	—	—
Africa	138	5	8	1	1	—	13	166	221	751

Corporate and Other	—	—	12	46	1	—	2	61	—	—
Total Gold	$918	$25	$62	$55	$5	$7	$123	$1,195	1,328	$900

Copper
Phoenix	$18	$1	$—	$—	$—	$1	$1	$21	10	$2.10
Boddington	21	—	—	—	—	2	2	25	16	1.56
Total Copper	$39	$1	$—	$—	$—	$3	$3	$46	26	$1.77

Consolidated	$957	$26	$62	$55	$5	$10	$126	$1,241
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $11 and excludes co-product copper revenues of $71.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at Carlin, $3 at Twin Creeks of $6 at Yanacocha and $13 at Ahafo.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $20 and $6, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $4 and $5, respectively.
(5)

Advanced projects, research and development and Exploration of $5 at Long Canyon, $2 at Yanacocha, $3 at Tanami, $4 at Ahafo and $1 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for restructuring and other costs of $7, impairment charges of $3 and acquisition costs of $2.
(7)	Excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $54. The following are major development projects: Long Canyon, Merian, Tanami expansions, Subika and Ahafo mill expansions.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

Similar to the historical AISC amounts presented above, AISC outlook is also a non-GAAP financial measure. A reconciliation of the 2018 Gold AISC outlook range to the 2018 CAS outlook range is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2018 Outlook - Gold	Outlook range
	Low	High
Costs Applicable to Sales [1,2]	$3,700	$4,250
Reclamation Costs [3]	130	150
Advance Projects and Exploration	350	400
General and Administrative	215	240
Other Expense	5	30
Treatment and Refining Costs	20	40
Sustaining Capital [4]	600	700
All-in Sustaining Costs	$5,100	$5,800
Ounces (000) Sold	5,300	5,800
All-in Sustaining Costs per Oz	$965	$1,025
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(5)	The reconciliation above is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Ranges for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2018 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site-by-site basis or for longer-term outlook in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts. See the Cautionary Statement at the end of this news release for additional information.

Net average realized price per ounce/pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the Net consolidated gold and copper sales by the consolidated gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended
	March 31,
	2018	2017
Sales	$1,817	$1,690
Consolidated copper sales, net	(78)	(71)
Consolidated gold sales, net	$1,739	$1,619

Consolidated gold sales:
Gross before provisional pricing	$1,744	$1,618
Provisional pricing mark-to-market	2	8
Gross after provisional pricing	1,746	1,626
Treatment and refining charges	(7)	(7)
Net	$1,739	$1,619
Consolidated gold ounces sold (thousands)	1,312	1,328
Average realized gold price (per ounce):
Gross before provisional pricing	$1,330	$1,218
Provisional pricing mark-to-market	1	6
Gross after provisional pricing	1,331	1,224
Treatment and refining charges	(5)	(5)
Net	$1,326	$1,219

	Three Months Ended
	March 31,
	2018	2017
Sales	$1,817	$1,690
Consolidated gold sales, net	(1,739)	(1,619)
Consolidated copper sales, net	$78	$71

Consolidated copper sales:
Gross before provisional pricing	$85	$70
Provisional pricing mark-to-market	(4)	4
Gross after provisional pricing	81	74
Treatment and refining charges	(3)	(3)
Net	$78	$71
Consolidated copper pounds sold (millions)	27	26
Average realized copper price (per pound):
Gross before provisional pricing	$3.14	$2.65
Provisional pricing mark-to-market	(0.14)	0.15
Gross after provisional pricing	3.00	2.80
Treatment and refining charges	(0.12)	(0.12)
Net	$2.88	$2.68

Gold By-Product Metrics

Copper is a by-product often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper is a co-product, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.

Gold By-Product Metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold By-Product Metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper production as a by-product, even when copper is the primary ore-body. These metrics are calculated by subtracting copper sales recognized from Sales and including these amounts as offsets to CAS.

Gold By-Product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended
	March 31,
	2018	2017
Consolidated gold sales, net	$1,739	$1,619
Consolidated copper sales, net	78	71
Sales	$1,817	$1,690

Costs applicable to sales	$1,029	$957
Less: Consolidated copper sales, net	(78)	(71)
By-Product costs applicable to sales	$951	$886
Gold sold (thousand ounces)	1,312	1,328
Total Gold CAS per ounce (by-product)	$725	$667

Total AISC	$1,333	$1,241
Less: Consolidated copper sales, net	(78)	(71)
By-Product AISC	$1,255	$1,170
Gold sold (thousand ounces)	1,312	1,328
Total Gold AISC per ounce (by-product)	$957	$881

Conference Call Information

A conference call will be held on Thursday, April 26, 2018 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont Mining
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10118009

Webcast Details
Title:	Newmont Mining Q1 2018 Earnings Conference Call
URL:	https://event.on24.com/wcc/r/1627907/904F7D83BC243A0EC3D8AE3833D5B8C7

The first quarter 2018 results will be available before the market opens on Thursday, April 26, 2018 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is a leading gold and copper producer. The Company’s operations are primarily in the United States, Australia, Ghana, Peru and Suriname. Newmont is the only gold producer listed in the S&P 500 Index and was named the mining industry leader by the Dow Jones Sustainability World Index in 2015, 2016 and 2017. The Company is an industry leader in value creation, supported by its leading technical, environmental, social and safety performance. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward-Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures; (iv) estimates of future cost reductions and efficiencies; (v) expectations regarding the development, growth and potential of the Company’s operations, projects and investment, including, without limitation, expected returns, life of mine, commercial start and first production and upside; (vi) expectations regarding future debt repayments; and (vii) expectations regarding future free cash flow generation, liquidity and balance sheet strength. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; and (viii) other assumptions noted herein. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Other risks relating to forward looking statements in regard to the Company’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2017 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC), and as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Form 10-Q filed on April 26, 2018 with the SEC (also available at www.newmont.com).

CONTACT:
Newmont Mining Corporation
Investor Contact
Jessica Largent, 303-837-5484
jessica.largent@newmont.com
or
Media Contact
Omar Jabara, 303-837-5114
omar.jabara@newmont.com